Exhibit 99.1

ION announces agreement for further forbearance extensions related to both its first and second lien debt

HOUSTON – April 11, 2022 – ION Geophysical Corporation (NYSE: IO) today announced that the lenders under its Credit Agreement have agreed to extend the current forbearance through April 12, 2022. ION also announced that holders of more than 79% of its 2025 Notes agreed to continue their forbearance through April 12, 2022.

ION remains in continuing discussions with its lenders and the holders of its 2025 Notes and other indebtedness regarding various strategic alternatives to strengthen its financial position and maximize stakeholder value. These strategic alternatives include, among others, a sale or business combination transaction or sales of assets, any of which may be executed as part of an in-court or out-of-court restructuring process.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Investor relations)

Vice President, Investor Relations

Sharon Wang-Stockton, +1 281.781.1204

sharon.wang-stockton@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment, including the war in Ukraine. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 6, 2021, August 12, 2021, and November 3, 2021, respectively. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.